Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of September 19, 2024 (the “Effective Date”), and is by and among ALEX HAWKINS, (the “Executive”), Stryve Foods, LLC, a Texas limited liability company (the “Company”), and Styve Foods, Inc., a Delaware corporation (“Stryve”). The Executive, the Company and Stryve are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.

Executive previously entered into an Employment Agreement with the Company, effective as of March 26, 2021, (the “Prior Agreement”). Executive and Company desire for this Agreement to supersede and replace in all respects the Prior Agreement.

As a condition to and in consideration of the mutual promises and convenants set forth in this Agreement, Company and Stryve hereby agree to employ Executive, and Executive hereby agrees to be employed by the Company and Stryve, upon the terms and conditions set forth herein.

Section 1. AT WILL EMPLOYMENT

Executive’s employment with the Company and Stryve is on an “at will” basis, which means that both the Company and Stryve, on the one hand, and the Executive, on the other hand, shall have the right to terminate this Agreement and the Executive’s employment with or without cause at any time in accordance with Section 6. Nothing contained in this Agreement is intended to alter the at-will relationship between the Executive, on the one hand, and the Company and Stryve, on the other hand.

Section 2. POSITION; DUTIES; POLICIES

(a) Full Time and Best Efforts. Subject to the terms set forth herein, the Company and Stryve, respectively, agree to continue to employ Executive as their CHIEF FINANCIAL OFFICER, and Executive hereby accepts such continued employment. Executive shall render such other services for each of the Company and corporations that control, are controlled by or are under common control with the Company, as the case may be, and to successor entities and assignees of the Company, as the case may be (the “Affiliates”) as the Company or Stryve’s Board of Directors (the “Board”), as the case may be, may from time to time reasonably request and shall be consistent with the duties Executive is to perform for the Company and its Affiliates and with Executive’s experience. During the term of his employment with the Company and its Affiliates, Executive will devote his full business time except for permitted vacation periods and reasonable periods of illness or other incapacity) and use his best efforts to perform his duties hereunder with the intent to advance the business and welfare of the Company and its Affiliates, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or its Affiliates, or that would interfere with his duties hereunder.

(b) Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the bylaws or operating agreement of the Company and its Affiliates, as the case may be, and as reasonably required by the Board.

(c) Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and its Affiliates, including but not limited to Stryve’s Code of Ethics and Business Conduct and those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

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Section 3. COMPENSATION

(a) Base Salary. During the term of this Agreement, the Executive’s annualized base salary shall be $275,000 (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to authorized deductions and appropriate tax withholdings.

(b) Bonus. In addition to the Base Salary, during the term of this Agreement, the Executive may be eligible to earn an annual target bonus of One Hundred percent (100%) of Base Salary under the Company Bonus Plan as in effect from time to time (the “Target Bonus”). The amount of the Target Bonus earned with respect to a fiscal year, if any, will be determined in accordance with the Company Bonus Plan as in effect during the fiscal year.

(c) Equity Program. Subject to the normal process and practices for approving and granting equity to similarly situated employees, the Executive shall be eligible to participate in Stryve’s 2021 Omnibus Incentive Plan (or any successor plan thereto) (the “OIP”), under which Stryve grants equity-based awards to its and its affiliates’ officers, directors, employees, and consultants, pursuant to the separate terms and conditions of the OIP, at a target level as determined by the Board or the Compensation Committee of the Board. Any grants made to the Executive under the OIP shall be subject to the terms and conditions of the OIP and any applicable award agreements.

Section 4. BENEFITS

(a) During the term of this Agreement, the Executive is entitled to four weeks of vacation in addition to paid holidays and sick leave, all in accordance with the Company’s standard policies for similarly situated executives.

(b) During the term of this Agreement, the Executive shall be entitled to participate in such employee benefit plans and programs as are maintained from time to time for employees of Company to the extent that Executive is otherwise eligible to participate in such benefit plans or programs. Neither Company nor Stryve promises the adoption or continuance of any particular benefit plan or program (including without limitation any severance program (not including anything in this Agreement) and the Company’s relocation policy) during the term of this Agreement and may discontinue or change its benefit plans and programs at any time in its sole discretion. Executive’s (and any dependents’) participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

Section 5. BUSINESS EXPENSES & RELOCATION EXPENSES.

(a) To the extent consistent with the general reimbursement policies maintained by the Company from time to time, Executive is entitled to reimbursement for ordinary, necessary, and reasonable out-of-pocket or business expenses that Executive incurs in connection with performing the Executive’s duties under this Agreement.

(b) To the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), (i) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive, (ii) the amount of expenses eligible for reimbursement during a taxable year of the Executive shall not affect the expenses eligible for reimbursement to the Executive in any other taxable year, and (iii) the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. The reimbursement of all such expenses shall be made after Executive submits evidence reasonably satisfactory to Company of the amounts and nature of such expenses, and is subject to the reasonable approval.

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Section 6. EMPLOYMENT TERMINATION.

The Executive’s employment with the Company and Stryve hereunder may be terminated by the Executive, on the one hand, or the Company or Stryve, on the other hand, as applicable, under the circumstances and subject to the terms set forth in this Section 6.

(a) Death. The Executive’s employment shall automatically terminate upon the death of the Executive.

(b) Termination for Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability (as defined in this Section 6) by providing a Notice of Termination (as defined in this Section 6).

(c) Termination Without Cause. The Company may choose to terminate the Executive at any time without Cause (as defined in this Section 6) or reason by providing a Notice of Termination.

(d) Termination for Cause. The Company may terminate the Executive’s employment for Cause by providing a Notice of Termination.

(e) Termination Without Good Reason. The Executive may terminate his/her employment without Good Reason (as defined in this Section 6), upon thirty (30) days’ advance written notice (“Notice Period”) to the Company setting forth the reasons and specifying the date as of which such termination is to become effective. It is understood that if the Executive elects to terminate his/her employment without Good Reason, then he/she will use commercially reasonable efforts to provide the Company with thirty (30) days’ advance written notice; provided, however, that if the Executive has provided notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and any such determination shall not change the basis for the Executive’s termination of employment). During the Notice Period, the Company may require the Executive to: (A) continue performing the Executive’s duties; (B) cease performing some or all of the Executive’s duties; (C) transition some or all of the Executive’s duties to other individuals; (D) perform other or different duties as the Company deems appropriate; and/or (E) refrain from entering the Company’s premises and/or speaking with the Company’s employees, directors, representatives, agents, parents, investors, service providers, and/or vendors. For the avoidance of any doubt, the Company reserves the right, in its sole discretion, to waive all or any part of the Notice Period. The Company will not be required to pay, and the Executive will not be employed, for any portion of the Notice Period the Company waives.

(f) Termination for Good Reason. The Executive may terminate his/her employment for Good Reason by providing a Notice of Termination.

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(g) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” means (A) the Executive’s willful failure to perform his/her duties (other than as such failure resulting from incapacity due to physical or mental illness) (B) fraud, gross negligence, recklessness, willful misconduct, or breach of fiduciary duty by the Executive in the performance of his/her duties; (C) an indictment or similar formal legal charge or a plea of guilty or nolo contendere by the Executive to a misdemeanor involving fraud, embezzlement, theft, other financial dishonesty, or moral turpitude that brings financial harm or embarrassment to the company, or a felony; (D)(1) the material breach by the Executive of this Agreement or (2) any breach by the Executive of the provisions of Sections 8 through 11 of this Agreement; or (E) unlawful conduct committed by the Executive which, in whole or in part, and following a reasonably thorough investigation by the Company or a third-party investigation firm, is determined such third party based on credible evidence that the Executive caused the Company to have violated any policy of the Company or Stryve or any state law or federal law relating to prohibition on discrimination, retaliation, or unlawful harassment; or (F) the use of illegal drugs, substance abuse, or habitual insobriety that impacts the Executive’s performance or brings financial harm or embarrassment to the Company or Stryve.

(ii) “Disability” means (A) the Executive’s physical or mental condition such that it would have qualified the Executive for disability benefits under the Company’s long-term disability plan for any four (4) months (whether or not consecutive) during any twelve (12) consecutive month period, or (B) the Executive’s sustaining a physical or mental disability that can be expected to last for a continuous period of not less than twelve (12) months which renders the Executive incapable, after the provision of reasonable accommodations, of performing substantially all of his/her duties hereunder. In the event of a dispute as to whether the Executive is Disabled, the Company, may, at its expense, refer the Executive to a licensed practicing physician of the Company’s choice, and the Executive agrees to submit to such tests and examinations as such physician may deem appropriate.

(iii) “Good Reason” shall mean (1) the material breach by the Company or Stryve of any of their respective obligations hereunder that goes uncured ten (10) days after written notice by the Executive to the Company or Stryve of such breach; (2) a material reduction in the Base Salary payable to the Executive that does not correspond to (A) any material change or reduction in the duties of the Executive which is at the request or consent of the Executive or (B) any reduction applied uniformly to all other executives of the Company and Stryve; or (3) any material diminution of the Executive’s position with the Company or Stryve, including the Executive’s status, office, title, authority, responsibilities and reporting requirements, except (A) in the event of a termination for Cause or due to the Executive’s Death, Disability, or termination without Good Reason, or (B) for changes that are requested or approved by the Executive; or (4) any relocation of more than 50 miles from the Executive’s primary office location; except any relocation (A) which is proposed or initiated by the Executive, (B) which is consented to by the Executive, or (C) which results in the Executive’s principal office location being closer to the Executive’s then-principal residence.

Notwithstanding the foregoing, a termination of employment by the Executive shall not be deemed to be for Good Reason unless (x) the Executive provides written notice to the Company of the existence of the condition that constitutes Good Reason within sixty (60) days following the Executive’s knowledge of the initial occurrence of the condition, (y) the Company fails to cure such condition within thirty (30) days following the delivery to the Company of such notice, and (z) the Executive’s termination of employment occurs within one hundred and twenty (120) days following the initial occurrence of the condition that constitutes Good Reason.

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(iv) “Date of Termination” means: (A) if the Executive’s employment is terminated because of death, the date of the Executive’s death; (B) if the Executive’s employment is terminated for Disability or pursuant to Section 6.1(d), the date the Notice of Termination is provided; (C) if the Executive’s employment is terminated pursuant to Section 6.1(c), the date specified in the Notice of Termination (which may be the date such Notice of Termination is provided); (D) if the Executive’s employment is terminated pursuant to Section 6.1(e), the date specified in the Notice of Termination (which shall not be less than thirty (30) days following the date such Notice of Termination is provided); and (E) if the Executive’s employment is terminated pursuant to Section 6.1(f), the date specified in the Notice of Termination (which shall not be less than thirty (30) days following the date the cure period for Good Reason lapses); provided in each case that such Date of Termination shall occur on the date of the Executive’s “separation of service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(v) “Notice of Termination” shall mean a written notice (which may include email) of termination of the Executive’s employment by, in the case of a termination by the Company or Stryve, the Company or Stryve to the Executive or, in case the case of a termination by the Executive, to the Company and Stryve, in each case explicitly stating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any purported termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to Section 6.1(a)) shall be communicated via written Notice of Termination delivered by the terminating Party in accordance with the terms of this Agreement.

Section 7. COMPENSATION UPON TERMINATION

(a) Upon termination of the Executive’s employment with the Company and Stryve for any or no reason, the Executive shall be entitled to receive his/her Base Salary and all other remuneration and benefits only to the extent that such amount has been earned and accrued through the Date of Termination (the “Accrued Obligations”). For the avoidance of doubt, the Accrued Obligations shall be paid promptly upon the termination of this Agreement, in accordance with applicable law and shall include any bonus earned under Section 3(b) if this Agreement is terminated after the end of the performance period to which the bonus relates but prior to the bonus actually being paid, in accordance with, and subject to the terms and conditions of, the Company’s or Stryve’s applicable bonus/incentive plan in effect at that time.

(b) Termination Without Cause; Termination For Good Reason.

(i) If the Executive’s employment with the Company and Stryve is terminated (i) by the Company or Stryve without Cause, or (ii) by the Executive for Good Reason, subject to the Executive’s execution and non-revocation of a Release (as defined below) in accordance with Section 7(b),then:

(1)	Executive shall be entitled to receive an amount equal to twelve (12) months of Base Salary plus the product of twelve (12) months multiplied by one-twelfth (1/12) of the Target Bonus (subject to withholding and payroll taxes) (the “Severance Payment”), which shall be paid out in equal installments over twelve (12) months pursuant to the normal payroll schedule (the “Salary Continuation Period”); provided that the first Severance Payment shall not be made until after the sixtieth (60th) day following the Date of Termination, and shall include any amounts that would have otherwise been paid prior to such date; and provided further that, to the extent a six-month delay is required for purposes of compliance with Section 409A, then any Severance Payments shall be delayed to the extent required for such compliance.

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(2)	During the Salary Continuation Period, Executive and Executive’s dependents shall continue to participate in the then-current medical, dental and vision benefits under the Company’s benefit plans on the same terms as they were participating in such benefits as of the Date of Termination, subject to Executive’s payment of applicable premiums and only to the extent consistent with the eligibility and other terms of such plans and any applicable insurance policies or arrangements and applicable law; provided that such participation may be provided on an after-tax basis (the “Continued Benefits”). The Severance Payment and Continued Benefits shall be collectively referred to as the “Severance Benefits.”

(3)	No Severance Payment shall be made if Executive fails to sign or signs and revokes a general release of claims in a form reasonably acceptable to the Company and Stryve (“Release”). The Release must be executed and become effective and irrevocable within the sixty (60) calendar day period following the Date of Termination and is subject to compliance with all of the terms in this agreement.

(ii) Termination following Change of Control. If the Executive’s employment with the Company and Stryve (or any successor thereto in a Change of Control (as defined in the OIP)) is terminated involuntarily without Cause or by the Executive for Good Reason within twelve (12) months following a Change of Control, then the Executive shall be entitled to the Accrued Obligations and, if the Executive executes a Release and such Release becomes effective and irrevocable within sixty (60) days following the Date of Termination, then, subject to the Executive’s compliance with Section 8, Section 9, Section 10 and Section 11, and in lieu of the Severance Benefits contemplated by Section 7(b)(i), the Executive shall be entitled to receive an amount equal to twenty-four (24) months of Base Salary plus the product of twenty-four (24) months multiplied by one-twelfth (1/12) of the Target Bonus (subject to withholding and payroll taxes) (the “Sale Severance Payment”), which shall be paid out in equal installments over twenty-four (24) months pursuant to the normal payroll schedule; provided that the first Sale Severance Payment shall not be made until after the sixtieth (60th) day following the Date of Termination, and shall include any amounts that would have otherwise been paid prior to such date; and provided further that, to the extent a six-month delay is required for purposes of compliance with Section 409A, then any Sale Severance Payments shall be delayed to the extent required for such compliance. No failure or delay by the Company to provide a Release to the Executive will delay or prohibit the Executive from receiving the Sale Severance Payment.

(c) No Other Benefits. Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits, bonuses and other payments or benefits hereunder (if any) accruing after the Date of Termination shall cease upon the Date of Termination. The Executive shall not be entitled to any other payments or benefits under any severance policy or practice maintained by the Company.

(d) Section 409A of the Code. If applicable, it is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, neither the Company nor Stryve shall have any liability to the Executive with regard to any failure to comply with Section 409A so long as Company and Stryve have acted in good faith with regard to compliance therewith.

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Section 8. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION OR TRADE SECRETS.

(a) The Company (which, solely for purposes of Section 8, Section 9, Section 10 and Section 11 of this Agreement, includes any Affiliate (as defined below) of the Company) promises to provide the Executive with Confidential Information (as defined below) and/or Trade Secrets (as defined below) which the Executive acknowledges and agrees is necessary for the Executive to perform his/her duties and responsibilities for the Company. The Executive shall not, directly or indirectly, disclose or use at any time without the written consent of the Company, either during the Executive’s employment with the Company or thereafter, any Confidential Information or Trade Secret information of which the Executive is or becomes aware, whether or not such information is developed by his, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or is required to be disclosed by law, court order, or similar legal compulsion; provided, however, that such disclosure shall be limited to the extent so required or compelled; and provided, further, that the Executive shall give the Company notice of such disclosure and cooperate with the Company, at the Company’s expense, in seeking suitable protection. The Executive acknowledges that the Company’s Confidential Information and Trade Secret information has been generated at great effort and expense by the Company and its predecessors and has been maintained in a confidential manner by the Company and its predecessors. The Executive will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Executive becomes aware and of all details thereof. The Executive shall take all reasonably appropriate steps to safeguard Confidential Information and Trade Secret information, and to protect it against disclosure, misuse, espionage, loss, and theft. Upon written request by the Company, the Executive shall deliver to the Company on the Date of Termination, or at any time the Company may request during the term of this Agreement and through the end of the Salary Continuation Period, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof regardless of the form thereof (including electronic and optical copies)) relating to the Confidential Information or the Work Product (as defined below) of the Business (as defined below) which the Executive may then possess or have under his/her control.

(b) The Executive represents and warrants that the Executive will not use, disclose to the Company, or induce the Company to use any non-public, proprietary, confidential information, documents or materials belonging to any third party, including any of the Executive’s prior employers. The Executive acknowledges that the Company has expressly stated that it does not wish to receive any such information. The Executive represents that his/her employment with the Company will not require the Executive to violate any obligation to or confidence of any other Person.

(c) The Executive has not entered into, and he/she agrees he/she will not enter into, any agreement either written or oral in conflict with this Agreement or his/her employment with the Company. The Executive agrees to defend, indemnify, and hold the Company harmless in any third-party action alleged or brought against the Executive and/or the Company for the Executive’s breach or alleged breach of any agreement in violation of this Section 8(c).

(d) The Executive represents and warrants that, except in the ordinary and usual course of his/her employment with the Company, he/she will not remove from the premises of the Company any Confidential Information, Trade Secret, or Work Product, document, information, or tangible property belonging to the Company including, but not limited to, any item of Confidential Information, Trade Secret, or Work Product, specification sheets, work papers, price lists, product manuals, client or customer lists, potential client lists and information, equipment, computer disks, or copies of all or any portion thereof. The Executive shall not possess any Confidential Information Trade Secret, or Work Product on any personal/home computer, on any device owned by a spouse or family member, and may not copy such information or disclose such information to any family member or other third party.

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(e) As a result of the Executive having been provided and having access to the Company’s Confidential Information, Trade Secrets, and Work Product, the Executive acknowledges and agrees that the Company at all times retains the right to and may access and search all directories, indices, diskettes, files, databases, e-mail messages, voice mail messages and any other electronic transmissions contained in or used in conjunction with the Company’s computers, electronic and telephonic systems and equipment with no prior notice. The right of access by the Company applies both during the Executive’s employment and after its cessation, either voluntary or involuntary, for any reason. Upon request by the Company during the Executive’s employment and immediately upon cessation of the Executive’s employment, the Executive agrees to deliver to the Company any and all passwords to access all documents, storage media of any kind, computers, servers, mobile telephones, personal digital assistants or other electronic or telephonic systems owned by the Company.

(f) “Business” means the manufacturing, producing, or selling of shelf-stable beef foods and snacks as such products, goods and/or services exist and any other products, goods and/or services of the Company that exist or are in the process of being formed or acquired during the Executive’s employment with the Company, with respect to which (A) the Executive is actively engaged or (B) the Executive has learned or received Confidential Information, Trade Secrets, and Work Product from the Company.

(g) “Confidential Information” means information that is not generally known to the public or within the industry and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, such information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning, in each case, with respect to the Company or its Business: (i) the business or affairs of the Company (or its or their predecessors), (ii) company documents of any kind; (iii) products or services, (iv) fees, costs and pricing structures, (v) designs, recipes, formulas and business procedures, (vi) analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) retailers, manufacturers, customers, clients and suppliers and retailer, manufacturer, customer, client and supplier lists, (xiv) other copyrightable works, (xv) all methods, processes, technology and trade secrets, (xvi) business strategies, acquisition plans and candidates, financial or other performance data and personnel lists and data, (xvii) client lists and customer data of any kind, and (xviii) all similar and related information in whatever form, unless: (A) the information is or becomes publicly known through lawful means; or (B) the information is disclosed to the Executive without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from Company.

(h) “Trade Secret” information includes all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, products, systems, processes, designs, prototypes, procedures, or codes, from which the Company derives independent economic value, actual or potential, because they are not generally known to, or readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and which the Company makes reasonable efforts to maintain secret.

(i) “Work Product” shall mean all inventions, derivative works, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company and which are conceived, developed or made by the Executive (whether during usual business hours or on the premises of the Company and whether alone or in conjunction with any other Person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing, and in all instances shall belong to the Company.

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Section 9. DEFEND TRADE SECRETS ACT.

Notwithstanding anything to the contrary herein, under the Defend Trade Secrets Act of 2016 (“DTSA”), the Executive shall not be restricted from: (a) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive; (b) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Executive has made such reports or disclosures; (c) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (d) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if the Executive files a lawsuit for retaliation by Company for reporting a suspected violation of law, the Executive may disclose the trade secrets to his/her attorney and use the trade secret information in the court proceeding if the Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret except pursuant to court order.

Nothing in this Agreement nor the DTSA authorizes the disclosure of information that is legally required to be kept confidential. Making a complaint under the DTSA may not automatically shield the discloser from consequences of his/her own involvement in unlawful or improper conduct.

Section 10. INVENTIONS AND PATENTS.

If the Executive individually or jointly with others, conceives, develops or perfects any Inventions, whether or not such Inventions are patentable, or registerable under foreign or domestic patent or copyright laws, or subject to protection under other federal or state statutes governing intellectual property, then the Executive will immediately disclose and assign the full rights, licenses, and any applicable patents in such Inventions to the Company in writing and to do what is necessary to effect such to the Company. Specifically, the Executive shall agree to (i) sign and execute any documents that may be necessary or desirable, lawful, and proper in connection with the protection of Intellectual Property in the United States or worldwide, including without limitation assignment documents associated therewith, or otherwise necessary or desirable to secure the title thereto to the Company; (ii) execute all papers and documents and to perform all lawful acts that may be necessary in connection with claims to priority or otherwise under the International Convention for the Protection of Industrial Property or similar treaties or agreements; (iii) perform all lawful affirmative acts that may be necessary to obtain the grant of valid and enforceable intellectual property worldwide to Company. Without limiting the foregoing, all works of authorship regarding the Business created by the Executive during the Executive’s employment with the Company shall belong to and be owned by the Company, shall be deemed “work made for hire” to the full extent permitted under federal and international copyright law, and shall be promptly disclosed to the Company. If, for any reason, any of the services provided by the Executive do not constitute a “work made for hire,” the Executive hereby irrevocably assigns to the Company, in each case without additional consideration, all right, title and interest, including all moral rights, throughout the world in and to the services provided by the Executive, including all intellectual property rights therein. Additionally, the Executive hereby waives any rights or interests to any Inventions and assigns the rights to the Company. At no point during the Executive’s employment with the Company or any time thereafter without the express written consent of the Company may the Executive publish, display, show or otherwise use any Company symbols, logos, markings, designs, images, or any type of Inventions, Derivative Works, Work Products, Trade Secrets, or Confidential Information, including those used to promote the Company, its employees, its designers, or its customers or clientele, in any way including on social media.

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The Parties expressly understand and agree that this written Agreement is presumptive evidence of proper consideration that all Inventions belong to the Company, are “works made for hire”, and are assignable and hereby assigned to the Company.

Section 11. NON-COMPETE; NON-SOLICITATION; NON-DISPARAGEMENT.

(a) The Parties acknowledge and agree that the Business is intensely competitive. In connection with the Executive’s operation of the Business the Executive will gain specialized skills and training regarding the Business and additionally based on the Company’s promise to provide the Executive Trade Secrets and other Confidential Information and associated goodwill, which is not generally publicly available, and that the disclosure of those Trade Secrets and Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage to the Company. The Parties acknowledge and agree that by virtue of the Executive’s specialized skills and training and access to Trade Secrets and other Confidential Information regarding the Business and the employment relationship with the Company contemplated by this Agreement, the Executive’s services will be of special, unique, and extraordinary value to the Company. Therefore, as an inducement to enter into this Agreement and ancillary to the Company’s promise to continue to provide Confidential Information, Trade Secrets, and Work Product and specialized skills and training in exchange for the Executive’s promise not to disclose the same and in order to protect the Company’s legitimate business interests, the Executive agrees that during the Executive’s employment with the Company and continuing until the first (1st) anniversary after the Date of Termination regardless of the reason for termination (collectively, the “Restricted Period”) (subject to automatic extension by one day for each day the Executive is in violation of this Section 11(a)), he/she shall not, directly or indirectly, or through third-parties, or in any manner for herself or others, whether or not for profit, anywhere within the Restricted Area:

(i) engage, in any way or to any extent, in the Business;

(ii) whether as a lender, creditor, partner, shareholder, member, employee, principal, consultant, agent, trustee, or in any other capacity, own, manage, control or participate in the ownership, management or control of, or render services directly related to, any person, corporation, partnership, proprietorship, firm, association or other business entity engaged in any way and to any extent in the Business or any other activities that compete with the Company in the Business;

(iii) induce, request or encourage any employee, consultant, officer or director of Company to terminate any such relationship with the Company;

(iv) employ, cause to be employed, or assist in or solicit the employment of any employee, consultant, officer or director of the Company while any such person is providing services to the Company or within three (3) months after any such person ceases providing services to the Company; provided that this restriction shall not prevent conducting general employment searches or solicitations not directed at the Company employees, consultants, officers or directors; or

(v) solicit, divert or appropriate, or assist in or attempt to solicit, divert or appropriate, any customer or supplier, or any potential customer or supplier, of the Company for the purpose of competing with the Business.

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(vi) As used in this Agreement, “solicitation” (or to “solicit”) includes all forms of pursuing, encouraging, or inducing a desired response regardless of which Party first initiates contact.

(vii) As used in this Agreement “Restricted Area” shall mean that geographical territory in which the Company conducts its Business and where the Executive oversees the performance of such Business, including without limitation the states of Texas and Oklahoma.

Notwithstanding any provision of this Agreement to the contrary, the Executive may own, directly or indirectly, securities of any entity having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which engages in a business competitive with the Business, provided that the Executive does not, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Exchange Act) own beneficially or of record more than five percent (5%) of any class of securities of such entity.

(b) The Executive understands that the foregoing restrictions may limit his/her ability to earn a livelihood in a business substantially similar to the business of the Company, but he/she nevertheless believes that he/she will receive sufficient consideration and other benefits as an employee of the Company to clearly justify such restrictions which, in any event (given his/her education, skills, and ability), the Executive does not believe would prevent his/her from otherwise earning a living.

(c) During the Restricted Period, the Executive shall inform and hereby authorizes the Company to so inform anyone contracting with or employing the Executive (or evidencing an intention to contract with or employ the Executive) of the existence of the restrictive covenants in Sections 8, 9, 10 and 11 prior to the commencement of that employment. The Executive waives and releases the Company from any claims, causes of action, or liability arising in connection with the Company’s contact or discussions with such third-parties concerning the existence, terms, and enforcement of this Agreement.

(d) The Executive agrees that the restrictions contained in this Section 11 are a part of this otherwise enforceable Agreement (including the enforceable promise to provide immediate access to Confidential Information (including Trade Secrets) and access to customer goodwill). Additionally, the Executive agrees that the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s legitimate business interests. If, at the time of enforcement of Sections 8 through 11, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive and the Company agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area so as to protect the Company to the greatest extent possible under applicable law.

(e) In order to protect the goodwill of the Company, to the fullest extent permitted by law, the Executive and the Company, both during and after the Executive’s employment with the Company, agree not to publicly criticize, denigrate, or otherwise disparage the other Party, and the Executive agrees not to publicly critize, denigrate, or otherwise disparage members of the Board, or the Company’s employees, officers, governing persons, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing, as applicable. Nothing in this Section 11(e) shall prevent the Executive or the Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena. The Executive and the Company promise to provide the other Party to the extent legally permissible with written notice of any request to so cooperate or provide testimony relevant to such other Party within one (1) day of being requested to do so, along with a copy of any such request.

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Section 12. ENFORCEMENT.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Trade Secrets, the Parties agree that money damages would be an inadequate remedy for any breach of any of Sections 8 through 11. Therefore, in the event of a breach or threatened breach of this Agreement of any of Sections 8 through 11 by the Executive, the Company, Stryve and their respective successors or assigns may cease all payments under this Agreement, and in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction ((i) without any necessity of showing actual damages, and (ii) without any necessity of showing that monetary damages are an inadequate remedy) for specific performance and/or seek injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. The Executive agrees not to claim that the Company or Stryve has adequate remedies at law for a breach of any of Sections 8 through 11, as a defense against any attempt by the Company or Stryve to obtain the equitable relief described in this Section 12.

Section 13. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.

The Executive hereby represents and warrants to the Company and Stryve that (a) the execution, delivery and performance of this Agreement by the Executive does not and shall not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement (or other agreement containing restrictions on the Executive’s employment or use of information) with any other Person and (c) upon the execution and delivery of this Agreement by the Company, Stryve and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. In addition, the Executive represents and warrants that he/she has no and shall not have any ownership in nor any right to nor title in any of the Confidential Information and the Work Product.

Section 14. NOTICES.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient, emailed to the intended recipient, or telecopied to the intended recipient at the addresses and/or numbers set forth below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or one (1) business day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Company:	Stryve Foods, LLC
PO Box 864
Frisco, TX 75034

Attention: Legal Department
Email: legal@stryve.com
Phone: 972-528-0289

If to Stryve:	Stryve Foods, Inc.
PO Box 864
Frisco, TX 75034

Attention: Legal Department
Email: legal@stryve.com
Phone: 972-528-0289

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If to the Executive, to the address or email then on file with the Company, or such other address as the receiving Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, emailed, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

Section 15. GENERAL PROVISIONS.

(a) Compensation Recovery. Any amounts payable to the Executive (other than Base Salary paid in the ordinary course) are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company or Stryve providing for clawback or recovery of compensation in the event of material misconduct, certain financial restatements or other events if required by applicable law or listing standards. The Company and Stryve will make any determination concerning clawback or recovery in accordance with such policy and any applicable law or listing standards.

(b) Parachute Payments. Except to the extent the Executive has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Executive upon a Change of Control, in the event that the Company’s legal counsel determines that any payment, benefit or transfer by the Company under this Agreement or any other plan, agreement, or arrangement to or for the benefit of the Executive (in the aggregate, the “Total Payments”) will be subject to the tax (“Excise Tax”) imposed by Code Section 4999, then the Executive shall become entitled to a payment (the “Tax Payment”) equal to the amount of the Excise Tax that will apply to such payment, benefit or transfer, as estimated in good faith by the Company at the time of the Change of Control, which Tax Payment shall be paid to the Executive, less applicable withholding, upon or within thirty (30) days following the Change of Control.

(c) Conflict of Interest. In keeping with the Executive’s fiduciary duties to the Company and Stryve, the Executive agrees that during the the Executive’s employment with the Company and Stryve he/she will not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue. Moreover, the Executive agrees that he/she will immediately disclose to the Board any facts or actions which might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect Company or Stryve, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of the Executive might arise, and which must be reported promptly by the Executive to the Board, include, but are not limited to, the following: (i) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which Company does business; (ii) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which Company does business; (iii) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (iv) misuse of Company’s information or facilities to which the Executive has access in a manner which will be detrimental to Company’s interest, such as utilization for the Executive’s own benefit of know-how, inventions, or information developed through Company’s business activities; (v) disclosure or other misuse of Confidential Information of any kind obtained through the Executive’s connection with Company; (vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with Company; and (vii) appropriation of a Corporate Opportunity (as defined below). For the purposes of this Agreement, a “Corporate Opportunity” shall mean business or investment opportunities which reasonably arise from the scope of the Business in which Company may or might have an interest that the Executive is offered or becomes aware of. The Executive acknowledges that he/she has a duty to advise the Company of any such Corporate Opportunity and that he/she will not act upon any Corporate Opportunity for his/her own benefit or the benefit of any Person other than the Company without first obtaining the written consent or approval of the Board.

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(d) Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, subject to Section 11(d), if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e) Complete Agreement. This Agreement and those documents expressly referred to herein (including, but not limited to, the schedules, annexes and exhibits (in their executed form) attached hereto) constitute the entire agreement among the Parties and supersede any prior correspondence or documents evidencing negotiations between the Parties, whether written or oral, and any and all understandings, agreements or representations by or among the Parties, whether written or oral, that may have related in any way to the subject matter of this Agreement. Upon execution, this Agreement shall supersede any prior employment agreements between the Company and the Executive, and the Executive acknowledges that the Executive shall no right to severance under any prior agreements between the Company and the Executive.

(f) Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the Parties and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that the Executive may not assign, transfer, or delegate his/her rights or obligations hereunder and any attempt to do so shall be void. The Company may only assign this Agreement and its rights, together with its obligations, hereunder either to an affiliate, or in connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, including a merger of the Company.

(g) Withholding of Taxes. The Company may deduct and withhold from the compensation payable to the Executive hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable law.

(h) Governing Law and Arbitration. This Agreement shall be governed by the laws of the State of Texas, excluding its conflict of law rules. The Parties waive trial by jury on any claim arising from this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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(j) Reliance. Each Party expressly warrants and represents that it has not relied in any way upon representations, statements, or other information provided by the other Party in connection with the Agreement or the advisability of executing this Agreement. Each Party affirms and agrees that no promise or agreement which is not herein expressed has been made to him/her in executing this Agreement, this Agreement was expressly negotiated, each Party has had the opportunity to be represented by counsel, neither Party is relying upon any statement or representation of any agent of the Parties.

Section 16. DEFINITIONS.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, or other entity or person.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date last written below.

COMPANY:	STRYVE FOODS, LLC
a Texas limited liability company

By:
, its CEO

STRYVE:	STRYVE FOODS, INC.
a Delaware corporation

By:
, its CEO

EXECUTIVE:
By:

Name:

Date:

Signature Page